Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

Ener-Core, Inc., a corporation existing under the laws of the State of Nevada (the “Non-Delaware Corporation”), does hereby certify:

First: The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

Second: The jurisdiction of the Non-Delaware Corporation immediately prior to filing this Certificate is Nevada.

Third: The date the Non-Delaware Corporation first formed in Nevada is April 29, 2010.

Fourth: The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Ener-Core, Inc. and the type of entity of the Non-Delaware Corporation is a Nevada corporation.

Fifth: The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b)(2) of the Delaware General Corporation Law is Ener-Core, Inc.

This Certificate of Conversion shall become effective on September 3, 2015 at 12:01 a.m. Eastern Daylight Time.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on September 2, 2015.

ENER-CORE, INC.

a Nevada corporation

By:	/s/ Alain J. Castro
Alain J. Castro
Its:	Chief Executive Officer